Exhibit 16.1

April 6, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements of Concierge Technologies Inc. included under Item 4.01 of its Form 8-K filed on April 6, 2017 and we agree with such statements concerning our firm contained in Item (a) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Kabani and Company, Inc.